Exhibit 4.1

NUMBER	SEE LEGENDS ON REVERSE SIDE	SHARES

C-		* *

INCORPORATED UNDER THE LAWS	OF THE STATE OF DELAWARE

TROPICANA ENTERTAINMENT INC.

THIS CERTIFIES THAT SPECIMEN is the owner of                                                                                                                    full paid and non-assessable shares of Common Stock, par value $0.01 per share, of Tropicana Entertainment Inc.

transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and sealed with the Seal of the Corporation,

this day	of , A.D.,

Secretary	President

[COMMON STOCK LEGEND - TROPICANA ENTERTAINMENT INC.]

THE CORPORATION’S CERTIFICATE OF INCORPORATION (THE “CHARTER”) INCLUDES, AMONG OTHER THINGS, TRANSFER RESTRICTIONS ON, AND OBLIGATIONS WITH RESPECT TO, THE SECURITIES OF THE CORPORATION. THE CHARTER RESTRICTS TRANSFERS THAT WOULD RESULT IN A PERSON OWNING 5% OR MORE OF THE SECURITIES, SUBJECT TO CERTAIN EXCEPTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CHARTER, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS AND OBLIGATIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.